EXHIBIT 10M

                       CONSULTING AGREEMENT WITH BRYAN LEE

                                    BRYAN LEE
                              10321 Arundel Avenue
                              Westminster, CA 92683


                                December 11, 1996

Nona Morelli's II, Inc.
2 Park Plaza, Suite 470
Irvine, California  92614

         RE:      Consulting Agreement

Gentlemen:

         This letter set forth the  agreement  between Nona  Morelli's  II, Inc.
(the "Company") and me concerning the payment invoices for accounting services rendered.

         As soon as practicable following execution of this Agreement the Company agrees to include in a Form S-8 Registration Statement at its expense 60,000 shares in order to pay for professional services invoiced. Such shares will be delivered to me for sale and application of the net proceeds against the balance due for service rendered to date and as a reserve against future services through March 31, 1997.

         If the foregoing is agreeable, please indicate your approval by dating and signing below and returning an original copy to me.

                                        Very truly yours,

                                        /s/  Bryan Lee
                                        ---------------------------------------
                                             Bryan Lee

APPROVAL AND ACCEPTANCE

READ AND ACCEPTED.

NONA MORELLI'S II, INC.

By:  /s/  Fred G. Luke
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Name:     Fred G. Luke
Title:    Chief Executive Officer